Exhibit 99.1

FOR IMMEDIATE DISTRIBUTION

CONTACT:	Delta Corporate Communications
404-715-2554
media@delta.com

Delta Board of Directors Names Michael Huerta as Newest Member

ATLANTA, April 20, 2018 – Delta Air Lines’ (NYSE: DAL) board of directors today announced Michael Huerta as its newest member, effective immediately.

Mr. Huerta recently completed a five-year term as Administrator of the U.S. Federal Aviation Administration. As head of the FAA, he was responsible for the safety and efficiency of civil aviation in the U.S.

“Michael’s deep aviation and broader transportation industry experience will be a great asset to Delta,” said Frank Blake, Delta’s non-executive Chairman of the Board.

Before being named as Administrator, Mr. Huerta served as Acting Administrator of the FAA from 2011 to 2013 and FAA Deputy Administrator from 2010 to 2011. Throughout his career, he has held key transportation industry roles in both the public and private sectors. Before joining the FAA, Mr. Huerta was President of the Transportation Solutions Group at Affiliated Computer Services (now Conduent), and prior to that, he held senior positions in the U.S. Department of Transportation in Washington, D.C. Mr. Huerta served as Executive Director of the Port of San Francisco from 1989 to 1993, and was Commissioner of New York City’s Department of Ports, International Trade and Commerce from 1986 to 1989. He was recently appointed as Senior Advisor to Macquarie Capital.

Mr. Huerta earned a bachelor’s degree from the University of California-Riverside and a Master’s in Public Affairs with a concentration in international relations from Princeton University.

Delta Air Lines serves more than 180 million customers each year. In 2018, Delta was named to Fortune’s top 50 Most Admired Companies in addition to being named the most admired airline for the seventh time in eight years. Additionally, Delta has ranked No.1 in the Business Travel News Annual Airline survey for an unprecedented seven consecutive years. With an industry-leading global network, Delta and the Delta Connection carriers offer service to 312 destinations in 55 countries on six continents. Headquartered in Atlanta, Delta employs more than 80,000 employees worldwide and operates a mainline fleet of more than 800 aircraft. The airline is a founding member of the SkyTeam global alliance and participates in the industry’s leading transatlantic joint venture with Air France-KLM and Alitalia as well as a joint venture with Virgin Atlantic. Including its worldwide alliance partners, Delta offers customers more than 15,000 daily flights, with key hubs and markets including Amsterdam, Atlanta, Boston, Detroit, Los Angeles, Mexico City, Minneapolis/St. Paul, New York-JFK and LaGuardia, London-Heathrow, Paris-Charles de Gaulle, Salt Lake City, São Paulo, Seattle, Seoul, and Tokyo-Narita. Delta has invested billions of dollars in airport facilities, global products and services, and technology to enhance the customer experience in the air and on the ground. Additional information is available on the Delta News Hub, as well as delta.com, Twitter @DeltaNewsHub, Google.com/+Delta, and Facebook.com/delta.

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